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                                                                    EXHIBIT 16.1


April 24, 1998



Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

     We were previously principal accountants for Com21, Inc. (a development stage company) and, under the date of January 10, 1997, we reported on the balance sheets of Com21, Inc. as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended and for the period from June 29, 1992 (inception) to December 31, 1996. In November 1997, our appointment as principal accountants was terminated. We have read Com21, Inc.'s statements included under the caption "Change in Independent Auditors" of Form S-1 dated March 17, 1998, as amended April 24, 1998, and we agree with such statements, except that we are not in a position to agree or disagree with Com21, Inc.'s statement that Com21, Inc. had not consulted with Deloitte & Touche LLP regarding accounting principles prior to retaining Deloitte & Touche LLP, nor are we in a position to agree or disagree with Com21, Inc.'s statement that the change in independent auditors was approved by resolution of the Board of Directors.

Very truly yours,

/s/ KPMG Peat Marwick LLP